Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Inter Parfums, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-115867 and 333-125177) on Form S-8 of Inter Parfums, Inc. of our report dated March 26, 2004, with respect to consolidated statements of income, changes in shareholders’ equity and comprehensive income, and cash flows for the year ended December 31, 2003, which report appears in the December 31, 2005 Form 10-K of Inter Parfums, Inc. dated March 13, 2006.

KPMG LLP
New York, New York

March 13, 2006